THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

«Letter_Date»

CONFIDENTIAL TO: «First_Name» «Last_Name»

The Compensation Committee of the Board of Directors granted you Performance Units under the Steelcase Inc. Incentive Compensation Plan (the "Plan"), subject to the terms and execution of this Award Agreement. Each Performance Unit provides for the issuance of one (1) share of Class A common stock (a "Share") in accordance with the terms and conditions of this Award Agreement.
This Award Agreement provides additional information regarding your Award and your rights under the Plan. A copy of the Plan has already been provided to you. If there is any inconsistency between this Award Agreement and the Plan, the Plan controls. Capitalized terms used in this Award Agreement are defined in the Plan, unless defined herein. For purposes of this Award Agreement, "Employer" shall mean the Company or any Affiliate that employs you on the applicable date (to the extent that you are not directly employed by the Company).
Overview of Your Award

1.	Type of Award: Performance Units as authorized under Article 9 of the Plan.

2.	Target Number of Performance Units under this Award (the "Target Award"): «#__of_Performance_Units»

3.	Award Date: «Award_Date»

4.
Performance Measures: Return on invested capital ("ROIC") during the three-year Performance Period, as outlined in Article 12 of the Plan. For purposes of this Award, ROIC shall be expressed as a three-year average calculation.

5.
Performance Period: The Performance Period for this Award begins on the first day of the Company's <<Beginning Fiscal Year>> fiscal year and ends on the last day of the Company's <<Ending Fiscal Year>> fiscal year.

6.
Number of Performance Units Earned: Except as may be provided in section 7 below, after completion of the Performance Period, the total number of Performance Units will be earned and vested based entirely on the three-year average ROIC (as determined in section 6.A.) as of the last day of the Performance Period. For purposes of this Award, ROIC shall be expressed as follows:

Three-Year Average ROIC	=	(	(	NOPAT (Yr1) Average Invested Capital (Yr1))	+	(	NOPAT (Yr2) Average Invested Capital (Yr2))	+	(	NOPAT (Yr3) Average Invested Capital (Yr3)))	÷ 3
Return on invested capital (ROIC) is a profit measure that is calculated by taking the Company's net operating profit after tax (NOPAT), divided by average invested capital.  NOPAT represents net income plus after tax interest expense, adjusted for after tax income related to average liquidity (cash, short-term investments and company-owned life insurance policies) in excess of $200 million and the deferral of a portion of restructuring or other charges to the extent approved by the Committee.  Average invested capital represents the average shareholders' equity and average long-term debt, adjusted for average liquidity in excess of $200 million and the impact of recent acquisitions or other adjustments to the extent approved by the Committee.

A.
The number of Performance Units earned based upon three-year average ROIC shall be based upon the following chart. Interpolation shall be used in the event the Company's percentile rank does not fall directly on one (1) of the ranks listed in the table below and in no event will the payout as a percent of target exceed 200%.

ROIC	Earned Performance Unit as a Percent of Target Award
17.00% and above	200%
15.75%	175%
14.50%	150%
13.25%	125%
12.00%	100%
10.75%	75%
9.50%	50%
8.25%	25%
Less than 7.00%	—%

B.	Total Performance Units Earned and Vesting
Earned Performance Units will vest on the last day of the Company's <<Ending Fiscal Year>> fiscal year and be paid in Shares as soon as administratively practicable following the close of the applicable Performance Period, but in no event more than 60 days following the last day of the Performance Period. Notwithstanding any provision under this Award Agreement and in accordance with the terms of the Plan, your maximum aggregate payout (determined as of the last day of the Performance Period) will be equal to 200% of the Target Award.

7.
Dividend-Equivalents on Earned Performance Units: Dividends declared, if any, during the Performance Period with respect to the Shares underlying your earned Performance Units under section 6.B will be paid as dividend-equivalents as soon as practicable following the close of the Performance Period, but in no event more than 60 days following the last day of the Performance Period, either in cash or in stock, as determined by the Board of Directors. Cash equivalents will be valued as of the date(s) on which the dividend(s) were declared during the Performance Period. Stock dividends will be valued at the Fair Market Value measured at the close of the Performance Period and will be governed by Article 17 of the Plan. Any of the foregoing payments made are dividend-equivalents and are not actual dividends (see section 12). You only become a shareholder upon the transfer of earned Shares into your name.

8.	Death, Disability or Retirement during the Performance Period:

A.
If you die or become Disabled while an Employee after six (6) months from the Award Date during the Performance Period, the Target Award will be deemed earned and the corresponding number of Shares vested according to the following schedule.

•
If death or Disability occurs after six (6) months from the Award Date through the last day of the Company's <<Beginning Fiscal Year>> fiscal year, one-third of your Target Award will immediately be earned and the corresponding Shares vested.

•	If death or Disability occurs during the Company's <<Second Fiscal Year>> fiscal year, two-thirds of your Target Award will immediately be earned and the corresponding Shares vested.

•	If death or Disability occurs during the Company's <<Ending Fiscal Year>> fiscal year, all of your Target Award will immediately be earned and the corresponding Shares vested.

The Shares will be paid as soon as administratively practicable, but in no event later than 60 days following the date the Target Award is earned and corresponding Shares vest. Any remaining unearned Performance Units will be forfeited.

A "Disability" or "become Disabled" means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, you are unable to engage in any substantial gainful activity or are receiving income replacement benefits under an accident and health plan covering employees of the Company and its Affiliates for a period of not less than three (3) months.

B.
In the event you become Retirement Eligible during the Performance Period, you will be treated as continuing in employment for purposes of earning and vesting in your Target Award and will be paid in accordance with section 6 of this Award Agreement. "Retirement Eligible" means your age plus years of continuous service with the Company and its Affiliates total 80 or more and "Retirement" means your employment is terminated following becoming Retirement Eligible.

9.	Forfeiture of Awards:

A.	All unearned Performance Units will be forfeited upon a termination of your employment during the Performance Period for any reason other than death, Disability or Retirement.
For the avoidance of doubt, if you separate from employment for any reason, other than for cause, and you are Retirement Eligible, then the terms of your Performance Units will be governed by section 8B.

B.
If you engage in any Competition with the Company (as defined in the Plan and determined by the Administrative Committee in its discretion) you will immediately and permanently forfeit the right to receive payment from this Award, including any vested portion of the Award. You must return to the Company any gain resulting from this Award at any time within the twelve-month period preceding the date you engaged in Competition with the Company. For purposes of the foregoing, you expressly and explicitly authorize the Company to issue instructions on your behalf, to any brokerage firm or third party service provider engaged by the Company to hold your Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.

10.
Change in Control: Notwithstanding Article 16.1 of the Plan, upon a Change in Control after six (6) months after the Award Date, the Target Award shall be deemed earned and a pro rata number of Shares of the Target Award shall be vested and paid based upon the number of months from the Award Date through the effective date of the Change in Control (rounding up to the next whole month) divided by 36. Except as provided below, such Shares shall be paid within 30 days following the effective date of the Change in Control. Any remaining unearned Performance Units shall be forfeited.

Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, and if the Company determines your Award constitutes deferred compensation subject to Section 409A of the Code, then the Company will issue you the Shares underlying the portion of your Award that became vested in accordance with the preceding paragraph as soon as practicable following the last day of the Performance Period (and not upon the Change in Control), but in no event more than 60 days following the last day of the Performance Period.

11.	Transfer: Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

12.
Voting Rights and Dividends: You will not have voting rights with respect to your Performance Units and, other than as set forth in section 7 of this Award Agreement, you will not be entitled to receive any dividends declared with respect to your Performance Units. You will obtain voting rights and be entitled to receive any dividends once earned Shares are transferred to you.

13.
Tax Withholding: Regardless of any action the Company or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Units, including the grant of Performance Units, the vesting of Performance Units, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends or Dividend Equivalents; and (b) do not commit to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate your liability for Tax-Related Items.

Prior to the delivery of Shares upon the vesting of your Performance Units, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the Performance Units that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. Alternatively, your Employer may withhold the minimum Tax-Related Items required to be withheld with respect to the Shares in cash from your regular salary and/or wages or any other amounts payable to you.

If you relocate to another jurisdiction during the lifetime of your Performance Units, you will be responsible for notifying the Company of such relocation and shall be responsible for compliance with all applicable tax requirements. If you are subject to taxation in more than one jurisdiction, you acknowledge and agree that the Company and your Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this grant of Performance Units, you expressly consent to the withholding of Shares and/or withholding from your regular salary and/or wages or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the Performance Units and any Shares delivered in payment thereof are your sole responsibility.

14.
Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee or its designee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, as it determines in its sole discretion, all of which will be binding upon you.

15.
Amendment: This Award Agreement may be amended or modified by the Committee as long as the amendment or modification does not materially adversely affect your Award. Notwithstanding anything to the contrary contained in the Plan or in this Award Agreement, to the extent that the Company determines that the Performance Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Performance Units in order to cause the Performance Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

16.
Code Section 409A: The intent of the parties is that payments and benefits under this Award Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and be administered to be in compliance therewith. Any payments described in this Award Agreement or the Plan that are due within the "short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.

17.
No Guarantee of Employment: Nothing in this Award Agreement or the Plan is intended to constitute or create a contract of employment with the Company, any of its Affiliates or your Employer. Moreover, neither this Award Agreement nor the Plan shall confer upon you any right to continuation of employment with the Company or your Employer, nor shall this Award Agreement or Plan interfere in any way with the Company's right or your Employer's right to terminate your employment at any time. Furthermore, neither the Award Agreement nor the Plan is part of your employment contract with the Company or your Employer, if any. The Plan and any awards granted thereunder are managed at the discretion of the Company and/or the Committee. The terms and conditions of future awards, if any, will be determined by the Company and/or the Committee if and when such new awards are to be made.

18.
Commercial Relationship: To the extent you are not directly employed by the Company, you expressly recognize that your participation in the Plan and the Company’s grant of the Performance Units does not create an employment relationship between you and the Company. You have been granted the Performance Units as a consequence of the commercial relationship between the Company and your Employer, and your Employer is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from participation in the Plan do not establish any rights between you and your Employer, (b) the Plan and the benefits you may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by your Employer, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

19.	Acknowledgment of Nature of Plan and Performance Units: In accepting the Performance Units, you acknowledge that:

a.
The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement;

b.
The grant of Performance Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units even if Performance Units have been awarded repeatedly in the past;

c.	All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

d.	The terms and conditions of future awards, if any, will be determined by the Company and will be reviewed and communicated to you if and when new grants are to be made;
e.Your participation in the Plan is voluntary;

f.	The value of the Performance Units is an extraordinary item of compensation that is outside the scope of your employment contract, if any;

g.
Performance Units are not part of normal or expected compensation or wages/salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company, its Affiliates or your Employer;

h.The future value of the underlying Shares is unknown and cannot be predicted with certainty;

i.	If you receive Shares, the value of such Shares acquired may increase or decrease in value; and

j.
In consideration of the grant of the Performance Unit, no claim or entitlement to compensation or damages shall arise from termination of the Performance Unit or diminution in value of the Performance Unit or Shares acquired under the Performance Unit resulting from termination of your service with the Company and its Affiliates (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by agreeing to this Award Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

20.
Consent To Transfer Personal Data: The Company and your Employer hereby notify you of the following in relation to your personal data and the collection, processing, storage and transfer of such data in relation to the grant of the Performance Units and your participation in the Plan pursuant to applicable personal data protection laws. The collection, processing, storage and transfer of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing, storage and transfer of personal data may affect your ability to participate in the Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing, storage and transfer of personal data as described herein.

The Company and your Employer hold certain personal information about you, including (but not limited to) your name, home address and telephone number, date of birth, social security number, national or social insurance number, or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Units or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor for the purpose of managing and administering the Plan ("Data"). The Data may be provided (or may have been provided initially) by you and then transferred from your Employer to the Company or collected, where lawful, from third parties, and the Company and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.
The Company and your Employer will transfer Data as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and your Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world and have all committed towards the Company to handle any Data held in relation to the Plan according either to the safe-harbor principles or European Union data protection recommendations. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.
You may, at any time, exercise your rights provided under applicable /personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting the Company's human resources department or the local HR manager of your Employer.

21.
Electronic Delivery: The Company may, in its sole discretion, decide to deliver any documents related to the Performance Units and participation in the Plan (or future Performance Units that may be granted under the Plan) by electronic means, or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

22.
Private Offering: The grant of the Performance Units is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law).

23.
Addendum: Notwithstanding any provisions of this Award Agreement to the contrary, the Performance Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in an addendum to this Agreement (an "Addendum"). Further, if you transfer your residence and/or employment to another country reflected in an Addendum to this Award Agreement at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Performance Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of this Award Agreement.

24.
Additional Terms and Conditions: The Company reserves the right to impose other requirements on the Performance Units, any Shares acquired pursuant to the Performance Units and your participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Performance Units and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

25.
Severability: The provisions of this Award Agreement are severable and if any one (1) or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

26.
Age Discrimination Rules: If you are resident and/or employed in a country that is a member of the European Union, the grant of the Performance Units and this Award Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Award Agreement, the Addendum or the Plan are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

27.
Governing Law: The Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

28.
Compliance with Laws: As a condition to the grant of your Award, you agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents and any proceeds derived from the sale of the Shares acquired pursuant to the Performance Units) if required by and in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, your Employer and the Company's Affiliates, as may be required to allow the Company, your Employer and the Company's Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

29.
Entire Agreement: This Award Agreement, the Plan, the country-specific Addendum (if applicable) and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Performance Units and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you. The various provisions of this Award Agreement, the Plan, and the Rules and procedures adopted by the Committee are severable, and if any provision thereof is held to be unenforceable by any court of competent jurisdiction, then such unenforceability shall not affect the enforceability of the remaining provisions thereof.

If you have any questions regarding your Award or this Award Agreement, or would like a copy of the Plan, please contact John Hagenbush, Director, Compensation, at (616) 246-9532.

Sincerely,

<<Company Representative>>
Please acknowledge your agreement to participate in the Plan and this Award Agreement, and to abide by all of the governing terms and provisions, by signing the following representation. Your signed representation must be returned by <<Return Date>> to:
Steelcase Inc.
Attn: Nancy Kocsis
Compensation Department (GH-3C)
PO Box 1967
Grand Rapids, MI 49508
616-247-2615

Agreement to Participate and to Personal Data Processing
By signing a copy of this Award Agreement and returning it I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions that may limit my rights under this Award Agreement and that I agree with the processing and transfer of Personal Data as specified in this Award Agreement.

Date: ___________________________    Signature: ____________________________________________
<<Name>>
<<SAP PerNr>>

ADDENDUM TO THE STEELCASE INC.
TOTAL SHAREHOLDER RETURN PERFORMANCE UNIT AGREEMENT
In addition to the terms and conditions set forth in the Award Agreement, the Award is subject to the following terms and conditions. All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan or defined hereunder. If you are employed in a country identified in the Addendum, the additional terms and conditions for such country shall apply. If you transfer residence and/or employment to a country identified in the Addendum, the additional terms and conditions for such country shall apply to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and regulations or to facilitate the operation and administration of the Performance Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
FRANCE
English Language. The parties to the Award Agreement acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.
HONG KONG

1.
Lapse of Restrictions. If, for any reason, Shares are issued to you within six (6) months of the Grant Date, you agree that you will not sell or otherwise dispose of any such Shares prior to the six-month anniversary of the Grant Date.

2.
IMPORTANT NOTICE. WARNING: The contents of the Award Agreement, the Addendum, the Plan, and all other materials pertaining to the Performance Units and/or the Plan have not been reviewed by any regulatory authority in Hong Kong. You are hereby advised to exercise caution in relation to the offer thereunder. If you have any doubts about any of the contents of the aforesaid materials, you should obtain independent professional advice.

3.	Wages. The Performance Units and Shares subject to the Performance Units do not form part of your wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

4.
Nature of the Plan. The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the Performance Units shall be null and void.

INDIA
Repatriation Requirements. As a condition of this Award, you agree to repatriate all sales proceeds and dividends attributable to Shares acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company nor any of its Affiliates shall be liable for any fines or penalties resulting from the your failure to comply with applicable laws.
MEXICO
Extraordinary Item of Compensation. You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, your Award Agreement and this Addendum. As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of the Performance Units is an extraordinary item of compensation outside the scope of your employment contract, if any. The Performance Units are not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of your Employer.

NETHERLANDS
Waiver of Termination Rights. You waive any and all rights to compensation or damages as a result of a termination of employment, insofar as those rights result or may result from: (a) the loss or diminution in value of such rights or entitlements under the Plan; or (b) you ceasing to have rights, or ceasing to be entitled to any Awards under the Plan as a result of such termination of employment.
SPAIN
1.    Acknowledgement of Discretionary Nature of the Plan; No Vested Rights
By accepting the Award, you consent to participation in the Plan and acknowledges receipt of a copy of the Plan.
You understand that the Company has unilaterally, gratuitously and in its sole discretion granted Performance Units under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, you understand that the Performance Units are granted on the assumption and condition that the Performance Units and the Shares acquired upon settlement of the Performance Units shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason the Award shall be null and void.
You understand and agree that, as a condition of the Award, unless otherwise provided in section 8 of the Award Agreement, any unvested Performance Units as of the date you cease active employment will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of termination of employment. You acknowledge that you have read and specifically accept the conditions referred to in the Award Agreement regarding the impact of a termination of employment on the Performance Units.

2.
Termination for Cause. Notwithstanding anything to the contrary in the Plan or the Award Agreement, "Cause" shall be as defined as set forth in the Award Agreement, regardless of whether the termination of employment is considered a fair termination (i.e., "despido procedente") under Spanish legislation.

UNITED KINGDOM
1.    Withholding Taxes. The following provision supplements section 13 of the Award Agreement.
If payment or withholding of the income tax due in connection with the Award is not made within 90 days after the end of the U.K. tax year in which the event giving rise to the income tax liability occurred or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the "Due Date"), the amount of any uncollected income tax shall constitute a loan owed by you to your Employer, effective as of the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty's Revenue & Customs ("HMRC"), it shall be immediately due and repayable, and the Company or your Employer may recover it at any time thereafter by any of the means referred to in section 13 of the Award Agreement.

2.
Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the Performance Units, whether or not as a result of termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Performance Units. Upon the grant of the Award, you shall be deemed to have waived irrevocably any such entitlement.

* * * * *